Exhibit 21

List of Subsidiaries of the Company

1.	FCID Medical, Inc.

2.	First Choice Medical Group of Brevard, LLC (wholly owned subsidiary of FCID Medical, Inc.)

3.	The Good Clinic Properties, LLC